Bouwhuis, Morrill & Company, LLC
Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
New Media Lottery Services, Inc.
Harrisonburg, Virginia

We hereby consent to the incorporation by reference in this Registration Statement of New Media Lottery Services, Inc. on Form S-8, of our report dated August 1, 2008 of our audit of the financial statements of New Media Lottery Services, Inc. for the fiscal years ended April 30, 2008 and 2007, which report was included in New Media Lottery Service, Inc.’s Form 10-KSB, and to all references to our firm included in this Registration Statement.

/s/ Bouwhuis, Morrill & Company
Bouwhuis, Morrill & Company
Layton, Utah
June 30, 2009